Exhibit 99

Supplemental Segment Information

In thousands	Quarter Ended January 31,		Nine Months Ended January 31,
	2006	2005	2006	2005
Orders Received:
Sign Making and Specialty Graphics	$ 62,986	$ 65,628	$204,287	$203,714
Apparel and Flexible Materials	49,242	44,997	135,398	132,071
Ophthalmic Lens Processing	16,693	17,263	49,169	53,194
	$128,921	$127,888	$388,854	$388,979
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In thousands	January 31, 2006	April 30, 2005
Backlog:
Sign Making and Specialty Graphics	$ 2,073	$ 1,223
Apparel and Flexible Materials	42,658	38,443
Ophthalmic Lens Processing	395	3,943
	$ 45,126	$ 43,609
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